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                                                                    EXHIBIT 23.6

                                    CONSENT
                                       OF
                         HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL


         We hereby consent to (i) the inclusion of our opinion letter dated September 21, 1998 to the Board of Directors of The Bibb Company ("Bibb") as Annex C to Joint Proxy Statement/Prospectus relating to the proposed merger transaction involving Dan River Inc. and Bibb, (ii) the references to our opinion letter dated as of June 16, 1998, as reconfirmed as of August 17, 1998 and (iii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- THE MERGER" and "THE MERGER -- Reasons for the Merger" and "-- Opinion of Bibb's Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                        By: /s/   David R. Hilty
                                           --------------------------------
                                                  David R. Hilty
                                                  Vice President

New York, New York
September 21, 1998